      							OMB Number			3235-0104
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			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Gerhard		Lang			H.
	(Last)		(First)		(Middle)
	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904.

2.	Date of Event Requiring Statement (Month/Day/Year) 9/1/00

3.	IRS or Social Security Number of Reporting Person (Voluntary) _______

4.	Issuer Name and Ticker or Trading Symbol  ICG Communications, Inc.
(ICGX)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			XX   10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			___See Note 1________

6.	If Amendment, Date of Original (Month/Day/Year) __________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	 XX  Form filed by More than One Reporting Person - See Note 1

FORM 3 (continued)							Page 2 of 4 Pages


Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	6,000,000

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  I  (2)(3)

4.	Nature of Indirect Beneficial Ownership (Instr. 5) See Item 3.

__________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (7-
96)

FORM 3 (continued)							Page 3 of 4 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security
___________________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title ________________________	Amount or Number of Shares
	__________

4.	Conversion or Exercise Price of Derivative Security
	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
	____________________

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	_____________________________________________________________________
__________________________________________________________________________


(1)	The reporting persons consist of (i) Lang H. Gerhard, manager of
Estero Partners, LLC, and sole shareholder of West Highland Capital, Inc., and a general partner of investment limited partnerships; (ii) West Highland Capital, Inc., a registered investment adviser and general partner of investment limited partnerships; and (iii) Estero Partners, LLC, a general partner of investment limited partnerships. Each reporting person disclaims membership in a group with any other person within the meaning of Rule 13d-5(b)(i) and Rule 16a-1(a)(1) under the Exchange Act.

(2)	These securities are owned by an investment advisory account of West
Highland Capital, Inc. or by an investment limited partnership of which West Highland Capital, Inc., Estero Partners, LLC and Lang H. Gerhard are the general partners.

FORM 4 (continued)							Page 4 of 4 Pages

 (3)	Each reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such reporting person's pecuniary interest.

					Lang H. Gerhard		9-11-00
					By:	West Highland Capital, Inc.
						Attorney-in-fact

					By:	/s/ Bonnie George, Chief Operating Officer



**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)


Joint Filer Information

Name:   West Highland Capital, Inc.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:  ICG Communications, Inc. (ICGX)
Statement for Month/Year:  September 2000
Signature:   	West Highland Capital, Inc.
			By:    /s/ Bonnie George, Chief Operating Officer

Name:   Estero Partners, LLC
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:  ICG Communications, Inc. (ICGX)
Statement for Month/Year:  September 2000
Signature:   	Estero Partners, LLC
			By:   West Highland Capital, Inc., Attorney-in-Fact
				By:    /s/ Bonnie George, Chief Operating Officer



CSR/2463/041/1114176.01